For Immediate Release Contact:
Dennis Craven (Company) Chief Financial Officer (561) 227-1386	Jerry Daly or Chris Daly Daly Gray (Media) (703) 435-6293

Jerry@dalygray.com

Chatham Lodging Trust Locks in Attractive Financing
Proceeds Free Up Capacity on Company’s Line of Credit for Acquisitions

PALM BEACH, Fla., April 29, 2013— Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) that owns wholly or through its joint venture approximately $1.5 billion of premium-branded, upscale, extended-stay and select-service hotels, today announced that it has closed on a $20.0 million fixed-rate, first mortgage loan. The 10-year loan, which is secured by the 197-room Courtyard by Marriott Houston Medical Center hotel, was provided by Barclays Bank, plc. The loan carries a fixed interest rate of 4.18 percent per annum, with principal and interest based on a 30-year amortization.

Proceeds from the loan will be used to repay outstanding borrowings under the company’s secured revolving credit facility. The company now has $40 million available under its $115 million revolving credit facility.

“With long-term borrowing rates at historically low levels, we seek to take advantage of these market conditions using reasonable leverage to fund acquisitions, which enables us to lock in solid, long-term returns for our shareholders,” said Dennis Craven, Chatham’s chief financial officer. “This financing gives us considerable flexibility to respond quickly and opportunistically to acquisition opportunities. It also further reduces the weighted average rate on our fixed-rate debt to a very attractive 5.05 percent and extends the weighted average maturity on our fixed-rate debt to 2021.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 75 hotels acquired for approximately $1.5 billion, comprised of 20 hotels it wholly owns with an aggregate of 2,733 rooms/suites in 11 states and the District of Columbia and holds a minority investment in a joint venture that owns 53 hotels with an aggregate of 7,026 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com